EXHIBIT 11.1

                             SHERIDAN HEALTHCARE, INC.
                  Computation of Earnings per Share of Common Stock
                      (in thousands, except per share amounts)




                                                                                        Three Months Ended
                                                                                           September 30,
                                                                                        ------------------
                                                                                          1996       1995
Primary Earnings Per Share:
---------------------------

   Weighted average shares outstanding............................................       6,702       2,028
   Dilutive effect of outstanding stock options (1)...............................         106         ---
   Dilutive effect of convertible securities (1)..................................         ---         ---
                                             --                                        --------   --------
   Primary weighted average shares of common stock and
      common stock equivalents outstanding........................................       6,808       2,028
                                                                                       =======    ========

    Net income (loss) attributable to common stockholders.........................    $    727    $ (1,252)

    Net income (loss) per share - primary.........................................    $    .11    $   (.62)


Fully Diluted Earnings Per Share:

   Weighted average shares outstanding............................................       6,702       2,028
   Dilutive effect of outstanding stock options (1)...............................         106         ---
   Dilutive effect of convertible securities (1)..................................         ---         ---
                                             --                                       --------    --------
   Fully diluted weighted average shares of common stock and
      common stock equivalents outstanding........................................       6,808       2,028
                                                                                      ========    ========

    Net income (loss) attributable to common stockholders.........................    $    727    $ (1,252)

    Net income (loss) per share - fully diluted...................................    $    .11    $   (.62)


   (1) Stock options and convertible securities are excluded from the earnings per share computation for the three months ended September 30, 1995 because they would have the effect of decreasing the net loss per share.


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